EXHIBIT 99.1

For information contact:
Wayne Pratt
Vice President, Chief Financial Officer
Brillian Corporation
(602) 389-8797
wayne.pratt@brilliancorp.com

BRILLIAN CORPORATION REPORTS FIRST QUARTER RESULTS

TEMPE, ARIZ., April 27, 2005 - Brillian Corporation (Nasdaq: BRLC), a designer and developer of rear-projection, high-definition televisions based on its proprietary liquid crystal on silicon (LCoSTM) microdisplays, today announced its financial results for the first quarter ended March 31, 2005.

For the quarter ended March 31, 2005, Brillian reported revenue of $858,000, up 80% from the year-ago quarter. Net loss for the quarter was $5.3 million compared with a net loss of $5.4 million in the year-ago quarter. Net loss per share was $0.75 for the first quarter of 2005 compared with $1.00 for the first quarter of 2004.

Brillian ended the quarter with cash, cash equivalents and short-term investments of $3.0 million, working capital of $6.9 million, stockholders’ equity of $13.6 million, and no debt.

“This has been an outstanding few months at Brillian. We started the year at the Consumer Electronics show in Las Vegas where our 720 HDTV and our prototype 1080 HDTV were well received” commented Vincent F. Sollitto, Jr., Brillian’s President and CEO. “We have continued our momentum by announcing a contract manufacturer to be our volume manufacturer of our HDTVs and light engines and manage our entire HDTV manufacturing supply chain. Additionally, the financing we closed last week provides us the financial resources to continue this momentum” he continued.

Business Outlook

Brillian’s efforts in the second quarter are focused on supplying our announced distribution partners with sufficient quantities of HDTVs to support their product roll-out schedule and simultaneously beginning to transition the light engine assembly and supply chain management functions to Suntron to support the timing of the planned manufacturing capacity ramp-up. We anticipate that our revenues for the second quarter of 2005 will be in the range of $1.0 million to $1.4 million with a net loss in the range of $5.3 million to $5.8 million.

Corporate Headquarters	1600 N. Desert Drive, Tempe, AZ 85281	Tel 602.389.8888	Fax 602.389.8801	www.brilliancorp.com

Our current outlook for the full year of 2005 is based on preliminary forecasts from current customers and anticipated production capacity. We currently anticipate full year revenue in the range of $8.5 million to $12.0 million with a full year net loss in the range of $17.5 million to $18.5 million.

Brillian will host a conference call today, April 27, to discuss its first-quarter financial results and future outlook. The conference call may include forward- looking statements. The call will be Web cast and is scheduled to begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific). The live audio broadcast and replay of the conference call can be accessed on Brillian’s Web site at www.brilliancorp.com            under the Investor Relations section. Brillian will maintain an audio replay of this conference call on its Web site through the second quarter of 2004. No other audio replay will be available.

Brillian is presenting at the American Electronics Association MicroCap Financial Conference in Monterey, California on May 16, and at the Friedman Billings Ramsey Growth Investor Conference in New York City on June 1 and 2.

About Brillian Corporation
Brillian Corporation designs and develops rear-projection HDTVs targeted at high-end video/audio OEMs, high-end video/audio retailers, ProAV/CEDIA distributors, and their base of dealers and custom installers looking for breakthrough performance and image quality. The company is the first and only provider of Gen II LCoS ™ technology used in these products. In addition to its high-definition televisions, Brillian also offers a broad line of LCoS™ microdisplay products and subsystems that OEMs integrate into proprietary HDTV products, multimedia projectors, and near-to-eye products such as monocular and binocular headsets. Brillian’s LCoS ™ microdisplay technologies address the market demand for a high-performance display solution with high image fidelity, high-resolution scalability, and high contrast ratios. The company’s website is http://www.brilliancorp.com.

Brillian is a registered trademark and LCoS is a trademark of Brillian Corporation. All other trademarks are the property of their respective owners.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Brillian intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include expectations regarding (i) the company’s manufacturing and marketing plans, and (ii) the future operating results of the company, including expectations regarding revenue and net loss for the second quarter of fiscal 2005 and for the entire 2005 fiscal year. Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in markets for Brillian’s products; (b) changes in the market for customer’s products; (c) the failure of Brillian’s products to deliver commercially acceptable performance; (d) the ability of Brillian’s management, individually or collectively, to guide the company in a successful manner; and (e) other risks as detailed in Brillian’s Annual Report on Form 10-K.

Corporate Headquarters	1600 N. Desert Drive, Tempe, AZ 85281	Tel 602.389.8888	Fax 602.389.8801	www.brilliancorp.com

BRILLIAN CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three months Ended
	March 31,
	2005	2004
Total net sales	$858	$478

Costs and Expenses:
Cost of sales	3,152	2,384
Selling, general, and administrative	996	1,086
Research and development	1,993	2,454

	6,141	5,924

Operating loss	(5,283)	(5,446)

Other Income (Expense):
Interest, net	30	44

Net Loss	$(5,253)	$(5,402)

Loss per Common Share:
Basic and diluted	$(0.75)	$(1.00)

Weighted Average Number of Common Shares:
Basic and diluted	6,984	5,380

Corporate Headquarters	1600 N. Desert Drive, Tempe, AZ 85281	Tel 602.389.8888	Fax 602.389.8801	www.brilliancorp.com

BRILLIAN CORPORATION
CONDENSED BALANCE SHEETS
(unaudited)
(in thousands)

	MARCH 31,	DECEMBER 31,
	2005	2004
ASSETS

Current Assets:
Cash, cash equivalents and short-term investments	$2,975	$8,208
Accounts receivable, net	785	339
Inventories	7,205	5,400
Other current assets	198	368

Total current assets	11,163	14,315

Property, plant and equipment, net	5,552	6,082
Other investments	1,119	1,119

	$17,834	$21,516

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$3,097	$1,230
Accrued compensation	343	216
Accrued liabilities	831	1,462

Total current liabilities	4,271	2,908

Commitments and Contingencies

Stockholders’ Equity:
Common stock	7	7
Additional paid-in capital	58,130	58,007
Deferred stock compensation	(531)	(616)
Accumulated deficit	(44,043)	(38,790)

Total stockholders’ equity	13,563	18,608

	$17,834	$21,516

Corporate Headquarters	1600 N. Desert Drive, Tempe, AZ 85281	Tel 602.389.8888	Fax 602.389.8801	www.brilliancorp.com